Exhibit 10.4

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT, dated as of November 3, 2016 (this “Agreement”), by and between MAST Capital Management, LLC, a Delaware limited liability company (“MAST”), and GECC GP Corp., a Delaware corporation (“GP Corp”).  Certain terms are defined in Section 6.15.

RECITALS

GECM entered into an investment management agreement, dated as of September 27, 2016 (as may be amended, restated or supplemented from time to time, the “Investment Management Agreement”), with GECC and in order to fulfill GECM’s obligations thereunder, GECM intends to acquire the right to employ all of MAST’s employees as of the date of this Agreement (the “Effective Date”) on such terms as have been previously approved by MAST (collectively, the “Team”) and to make the Team available to MAST pursuant to a cost sharing agreement between GECM and MAST, dated as of the Effective Date, in the form of Annex 1 (as may be amended, restated or supplemented from time to time, the “Cost Sharing Agreement”), which among other things, provides for MAST to incur a reasonable allocation of the cost of the Team and the infrastructure to support the Team.

MAST wishes to (a) sell and assign to GP Corp, and GP Corp wishes to purchase and assume from MAST, the rights and obligations of MAST to the Purchased Assets and the Assumed Liabilities, and (b) to the maximum extent permitted by applicable Law, grant to GP Corp, and GP Corp wishes to accept from MAST, the right to use the Operating Assets, in each case subject to the terms and conditions set forth herein.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

1.             THE TRANSACTIONS

1.1          Asset Purchase. On the terms of this Agreement, MAST shall sell, assign, transfer, convey and deliver to GP Corp, and GP Corp shall purchase from MAST, all of MAST’s right, title and interest in all of the assets, properties and rights used or held for use by MAST in the operation or conduct of its historical business existing on the Effective Date, wherever located, whether tangible or intangible, real, personal or mixed, including, for the avoidance of doubt, the following assets (except, in each case, for the Excluded Assets), whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in MAST’s books or financial statements: (i) the Assigned Contracts and all prepayments related thereto; (ii) the Assumed Leases and any deposits related thereto; (iii) the leasehold interest (the “Transferred Premises”) described in Section 1.1(b)(iii) of the disclosure letter delivered by MAST to GP Corp concurrent with delivery of this Agreement (the “Disclosure Letter”); (iv) all Fixtures and Supplies; (v) the Business Records which relate to the assets acquired by GP Corp under this Agreement (the “Purchased Assets”) and the Assumed Liabilities to the extent the purchase and sale thereof is permitted by Law and, with respect to any portion of such Business Records which are required by Law to be retained by MAST or its Affiliates, the right to access and copy such portions; (vi) the Goodwill connected with the use of the Purchased Assets; (vii) all rights to the claims, causes of action, rights of recovery, and rights of set-off, made or asserted against any Person on or after the Effective Date relating to the Purchased Assets, whether arising out of actions or conditions occurring prior to, on, or after the Effective Date, including all rights to sue for or assert claims against and seek remedies and to retain any and all damages, settlement amounts and other amounts therefrom; (viii) all Software; and (ix) all guarantees, warranties, indemnities and similar rights in favor of MAST or its Affiliates related to any of the foregoing (collectively, the “Purchased Assets”) free and clear of any Encumbrances.

1.2          Excluded Assets. Notwithstanding Section 1.1(a) (if there is a conflict, ambiguity or other dispute, the exclusions in this Section 1.1(b) shall control the inclusions in Section 1.1(a)), the Purchased Assets shall not include (i) MAST’s receivables, cash, cash equivalents, bank deposits or similar cash items (other than deposits or prepayments related to a Purchased Asset or employee receivables); (ii) any Intellectual Property or Information of MAST, other than the Team-Related Know-how and right to performance attribution; (iii) any (A) confidential personnel records pertaining to any member of the Team, and (B) other Business Records which MAST or any Affiliate of MAST is required by applicable Law to retain; provided, that GP Corp or GECM , as applicable, shall have the right, to the extent permitted by applicable Law and subject to reasonable restrictions, to make copies of any portions of such retained Business Records that relate to the Team; (iv) any confidential information related to any investor in any investment fund or account managed by MAST that MAST is required by applicable Law or Contract to retain; (v) any claim, right or interest of MAST or any Affiliate of MAST in or to any refund, rebate, abatement or other recovery for Excluded Taxes, together with any interest due thereon or penalty rebate arising therefrom; (vi) the right to use MAST’s name, trademark or trade dress; (vii) any rights to or from all current or future investment funds and accounts managed by MAST, including the investment management agreements and any management fees or incentive fees in respect of such funds or accounts; (viii) any insurance policies held by MAST or any of its Affiliates or rights of proceeds thereof; (ix) any permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained by MAST or any of its Affiliates from Governmental Bodies; and (x) except as expressly included among the Purchased Assets, any of MAST’s or any of its Affiliate’s rights, claims or causes of action against Third Parties relating to the assets, properties or operations arising out of transactions occurring prior to, and including, the Effective Date (such rights, assets and properties, whether or not reflected on MAST’s financial statements, the “Excluded Assets”).

1.3          Assumption of Obligations. Subject to the terms and conditions set forth herein, GP Corp shall assume and agree to pay, perform and discharge the Assumed Liabilities arising after the Effective Date under the Purchased Assets.  Other than the Assumed Liabilities, GP Corp shall not assume any liabilities or obligations of MAST of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

1.4          Purchase Price. The aggregate purchase price for the Purchased Assets shall be $10.824 million, plus the assumption of the Assumed Liabilities and the grant of the Non-Exclusive Right (the “Purchase Price”).  GP Corp shall pay $10.824 million of the Purchase Price to MAST at the Closing by delivering to MAST a secured promissory notes in the form of Annex 3 (the “Senior Secured Note”).

1.5          Purchase Price Allocation. MAST and GP Corp agree that for federal, state and local income Tax purposes, the transactions contemplated by this Agreement (the “Transactions”) shall constitute a taxable sale of assets of MAST in exchange for the consideration contemplated hereby and, unless required by Law, neither of MAST nor GP Corp shall take any position on any Tax return inconsistent therewith; provided that MAST and GP Corp agree that the Transactions are expected to constitute an installment sale under Section 453 of the Internal Revenue Code of 1986 (the “Code”)  as evidenced by the Senior Secured Notes.  For United States federal, state and local income Tax purposes, MAST and GP Corp agree to allocate the purchase price, if and when paid, among the Purchased Assets in a mutually acceptable reasonable manner.  MAST and GP Corp further agree to file any United States federal, state and local income Tax returns in a manner consistent with the previous sentence.

1.6          Non-Assignable Purchased Assets.

(a)           Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, permit, certificate, approval, authorization or other right, which by its terms or by Law is non-assignable without the consent of a Third Party or a Governmental Body or is cancelable by a Third Party in the event of an assignment (any such Purchased Assets, a “Non-Assignable Purchased Asset”) unless and until such consents shall have been obtained; provided that if GP Corp notifies MAST that any Purchased Asset should be transferred notwithstanding the right of a Third Party to cancel in the event of an assignment, then such Purchased Asset that is cancelable by a Third Party in the event of assignment shall not be included as a Non-Assignable Purchased Asset for purposes of this Agreement.  MAST shall use all reasonable commercial efforts to obtain such consents and deliver any required notices prior to the Closing, and GECM shall cooperate with MAST to obtain such consents promptly.  To the extent permitted by applicable Law and the terms of such Non-Assignable Purchased Asset, if consents to the assignment thereof cannot be obtained, MAST and GP Corp shall cooperate in a mutually agreeable arrangement under which (i) GP Corp would obtain the benefits and assume the obligations under such Non-Assignable Purchased Assets in accordance with this Agreement, including by subcontracting, sublicensing, or subleasing to GP Corp, or (ii) such Non-Assignable Purchased Assets would be held, as of and from the Effective Date, by MAST in trust for GP Corp and the covenants and obligations thereunder would be performed by GP Corp in MAST’s name and all benefits and obligations existing thereunder would be for GP Corp’s account.  MAST shall, and shall cause its Affiliates to, also take or cause to be taken at GP Corp’s expense such actions in its name or otherwise as GP Corp may reasonably request so as to provide GP Corp with the benefits of the Non-Assignable Purchased Assets and to effect collection of money or other consideration that becomes due and payable under the Non-Assignable Purchased Assets, and MAST shall hold in trust for the benefit of GP Corp and promptly pay over to GP Corp all money or other consideration received by it in respect to all Non-Assignable Purchased Assets.  If after the Effective Date any Non-Assignable Purchased Asset becomes assignable (either because consent for the assignment thereof is obtained or otherwise), MAST shall promptly notify GP Corp and assign or transfer such previously Non-Assignable Purchased Asset to GP Corp.

(b)           From and after the Effective Date, MAST, on behalf of itself and its Affiliates, hereby authorizes GP Corp, to the extent permitted by applicable Law and the terms of the Non-Assignable Purchased Assets, at GP Corp’s expense, to perform all the obligations and receive all the benefits of MAST or its Affiliates under the Non-Assignable Purchased Assets.

(c)           Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Non-Assignable Purchased Asset is obtained, such Non-Assignable Purchased Asset shall not constitute a Purchased Asset and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement.

(d)           GP Corp hereby grants to MAST, and MAST hereby accepts from GP Corp, the perpetual non-exclusive, royalty-free right to use the Purchased Assets, other than the Operating Assets and the Goodwill connected with the use thereof, in each case, in the operation of its business, solely with respect to investment funds and accounts managed by MAST commencing Effective Date immediately following the Closing (the “Non-Exclusive Right”).

1.7          Closing. The closing (the “Closing”) of the Transactions shall take place simultaneously with the execution of this Agreement on the Effective Date at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York or such other location as is mutually agreed upon by the parties hereto.  The Transactions shall be deemed to have occurred at 12:00 a.m. on the Effective Date.

(a)           MAST shall deliver to GP Corp the following: (i) a Bill of Sale duly executed by MAST; (ii) an Assignment and Assumption Agreement duly executed by MAST; (iii) an Assignment and Assumption of Lease in form and substance reasonably satisfactory to GP Corp (the “Assignment and Assumption of Lease”) and duly executed by MAST; (iv) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of MAST certifying as to (A) the resolutions of the board of managers (or equivalent body) of MAST, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the Transactions contemplated hereby, and (B) the names and signatures of the officers of MAST authorized to sign this Agreement and the documents to be delivered hereunder; and (iv) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to GP Corp, as may be reasonably required to give effect to the Transactions.

(b)           GP Corp shall deliver to MAST the following: (i) Senior Secured (ii) an Assignment and Assumption Agreement duly executed by GP Corp; (iii) the Assignment and Assumption of Lease duly executed by GP Corp; (iv) a certificate of the Secretary or Assistant Secretary (or equivalent officer) of GP Corp certifying as to (A) the resolutions of the board of directors of GP Corp, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the Transactions contemplated hereby, and (B) the names and signatures of the officers of GP Corp authorized to sign this Agreement and the documents to be delivered hereunder; and (v) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to MAST, as may be reasonably required to give effect to the Transactions.

2.             REPRESENTATIONS AND WARRANTIES OF MAST. MAST represents and warrants to GP Corp that the statements contained in this Article 2 are true and correct as of the Effective Date.

2.1          Organization.  MAST is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

2.2          Authorization; Validity of Agreement; Required Action. MAST has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions that are required to be consummated by MAST.  The execution and delivery by MAST of this Agreement and the Ancillary Agreements to which it is a party, the performance of MAST’s obligations hereunder and thereunder and the consummation by MAST of the Transactions that are required to be consummated by MAST have been duly authorized by its board of managers (or equivalent body), and no other corporate action on the part of MAST is necessary to authorize the execution and delivery by MAST of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions required to be consummated by MAST.  Each of this Agreement and the Ancillary Agreements to which MAST is a party has been duly executed and delivered by MAST and, assuming due and valid authorization, execution and delivery hereof or thereof by each other party hereto or thereto, is a valid and binding obligation of MAST, enforceable against MAST in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (together with the exceptions in clause (a) above, the “Enforceability Exceptions”).

2.3          Consents and Approvals; No Violations. The execution and delivery of this Agreement and the documents to be delivered hereunder by MAST does not, and the performance by MAST of its obligations under this Agreement and the consummation by MAST of the Transactions required to be consummated by MAST will not: (a) violate any provision of the organizational documents, as amended, of MAST; (b) other than with respect to any Non-Assignable Purchased Asset, require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which MAST is a party or by which it or any of its properties or assets is bound or result in the creation of any Encumbrance in or upon any of the properties, rights or assets of MAST; (c) violate any Law applicable to MAST or any of its properties or assets; or (d) require MAST to make any filing or registration with, or provide any notification to, or require MAST to obtain any authorization, consent or approval of, waiver by (“Consents”) any Governmental Body, except in the case of clauses (b), (c) and (d) above, for such violations, breaches or defaults that, or such filings, registrations, notifications, authorizations, consents or approvals the failure of which to make or obtain, would not have a Material Adverse Effect.

2.4          Title to Purchased Assets. MAST owns and has good title to the Purchased Assets, free and clear of Encumbrances (other than any Encumbrances created hereunder).

2.5          Condition of Assets. The tangible personal property included in the Purchased Assets is in good condition and is adequate for the uses to which it is being put, and none of such tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs.  But for the Excluded Assets, the Purchased Assets are sufficient for GP Corp to conduct the business currently conducted by MAST.

2.6          Assigned Contracts. Section 2.6 of the Disclosure Letter includes each Contract included in the Purchased Assets and being assigned to and assumed by GP Corp (the “Assigned Contracts”).  Each Assigned Contract is valid and binding on MAST in accordance with its terms and is in full force and effect.  MAST is not in breach of or default under, or has provided to or received from any other party thereto any written notice of any breach of or default under or of any intention to terminate, any Assigned Contract.  Complete and correct copies of each Assigned Contract have been made available to GP Corp on or before the Effective Date.  There are no disputes pending or, to MAST’s knowledge, threatened under any Assigned Contract that would have a Material Adverse Effect.

2.7          Compliance With Laws.  MAST is in compliance with all applicable Laws applicable to ownership and use of the Purchased Assets.

2.8          Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to MAST’s knowledge, threatened against or by MAST (a) in respect of the Purchased Assets or the Assumed Liabilities; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement.  To MAST’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

2.9          Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of MAST.

2.10        No Other Representations or Warranties; Independent Investigation. Except for the representations and warranties contained in this Article IV, neither MAST nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of MAST, to GP Corp.  GP Corp has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of MAST, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of MAST for such purpose.  GP Corp acknowledges and agrees that (a) in making its decision to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions, GP Corp has relied solely upon its own investigation and the express representations and warranties of MAST set forth in Article IV of this Agreement (including the related portions of the Disclosure Letter), and (b) neither MAST nor any other Person has made any representation or warranty as to MAST or the Transactions, except as expressly set forth in Article IV of this Agreement (including the related portions of the Disclosure Letter).

3.             REPRESENTATIONS AND WARRANTIES OF GP CORP. TO MAST. GP Corp represents and warrants to MAST that the statements contained in this Article 3 are true and correct as of the Effective Date.  For purposes of this Article 3, “GP Corp’s knowledge,” “knowledge of GP Corp” and any similar phrases shall mean the actual or constructive knowledge of any director or officer of GP Corp, after due inquiry.

3.1          Organization. GP Corp is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

3.2          Authorization; Validity of Agreement; Required Action. .GP Corp has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions that are required to be consummated by GP Corp.  The execution and delivery by GP Corp of this Agreement and the Ancillary Agreements to which it is a party, the performance of GP Corp’s obligations hereunder and thereunder and the consummation by GP Corp of the Transactions that are required to be consummated by GP Corp have been duly authorized by its board of directors (or equivalent body), and no other corporate action on the part of GP Corp is necessary to authorize the execution and delivery by GP Corp of this Agreement, the Ancillary Agreements to which it is a party and the consummation by it of the Transactions required to be consummated by GP Corp.  Each of this Agreement and the Ancillary Agreements to which GP Corp is a party has been duly executed and delivered by GP Corp and, assuming due and valid authorization, execution and delivery hereof or thereof by each other party hereto or thereto, is a valid and binding obligation of GP Corp, enforceable against GP Corp in accordance with its terms, except for the Enforceability Exceptions.

3.3          Consents and Approvals; No Violations. The execution and delivery of this Agreement and the documents to be delivered hereunder by GP Corp does not, and the performance by GP Corp of its obligations under this Agreement and the consummation by GP Corp of the Transactions required to be consummated by GP Corp will not: (a) violate any provision of the organizational documents, as amended, of GP Corp; (b) require any consent by any Person under, conflict with or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which GP Corp is a party or by which it or any of its properties or assets is bound or result in the creation of any Encumbrance in or upon any of the properties, rights or assets of GP Corp; (c) violate any Law applicable to GP Corp or any of its properties or assets; or (d) require GP Corp to make any filing or registration with, or provide any notification to, or require GP Corp to obtain any Consents of or by any Governmental Body, except in the case of clauses (b), (c) and (d) above, for such violations, breaches or defaults that, or such filings, registrations, notifications or Consents the failure of which to make or obtain, would not have, or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.4          Legal Proceedings. There is no Action of any nature pending or, to GP Corp’s knowledge, threatened against or by GP Corp that challenges or seeks to prevent, enjoin or otherwise delay the Transactions contemplated by this Agreement.  No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

3.5          Brokers or Finders. No investment banker, broker, finder, financial advisor or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of GP Corp.

3.6          No Operations. GP Corp has conducted no business and has incurred no liabilities or obligations except in connection with its formation and the transactions contemplated under this Agreement and the Ancillary Agreements to which it is a party.  The only Contract (whether or not legally enforceable) that GP Corp has entered into other than this Agreement and the Ancillary Agreements to which it is a party is set forth in Section 3.6 of the Disclosure Letter.

4.             COVENANTS

4.1          Bulk Sales Laws.

(a)           GP Corp hereby waives compliance by MAST with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction (collectively, the “Bulk Sales Laws”), including Article 6 of the Massachusetts Uniform Commercial Code, in each case that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to GP Corp.

4.2          Taxes.

(a)           The party hereto prescribed by applicable Law as primarily liable for the payment thereof shall be responsible for and shall pay when due any Transfer Taxes incurred in connection with the transfer of the Purchased Assets to and the assumption of the Assumed Liabilities by GP Corp pursuant to this Agreement.  Each of GP Corp and MAST shall cooperate to minimize the amount of Transfer Taxes.

(b)           All Property Taxes levied with respect to the Purchased Assets for a Straddle Period shall be apportioned between MAST and GP Corp based on the number of days of such Straddle Period, and MAST shall be liable for the proportionate amount of such Property Taxes that is attributable to the Pre-Closing Tax Period within such Straddle Period, and GP Corp shall be liable for the proportionate amount of such Property Taxes that is attributable to the Post-Closing Tax Period within such Straddle Period.  Any refund, rebate, abatement or other recovery of such Property Taxes attributable to the Pre-Closing Tax Period shall be for the account of MAST, and any refund, rebate, abatement or other recovery of such Property Taxes attributable to the Post-Closing Tax Period shall be for the account of GP Corp.  Upon receipt of any bill (or any refund, rebate, abatement, or other recovery) for such Property Taxes, GP Corp or MAST, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 4.2(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount.  The proration amount shall be paid by the party hereto owing it to the other within ten days after delivery of such statement.  If that GP Corp or MAST makes any payment for which it is entitled to reimbursement under this Section, the applicable party hereto shall make such reimbursement promptly but in no event later than ten days after the delivery of a statement setting forth the amount of reimbursement to which the delivering party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

(c)           Following the Closing, GP Corp and MAST shall cooperate as reasonably requested for the purpose of enabling the requesting party to (i) make any election relating to Taxes, (ii) prepare Tax returns with respect to their respective businesses or the Purchased Assets or (iii) to prepare for and defend audits or other Tax-related examinations by a Governmental Body with respect to their respective businesses and the Purchased Assets.  Such cooperation shall be at the expense of the requesting party.

4.3          Purchased Assets. Following the Closing and subject to Section 1.6 with respect to Non-Assignable Purchased Assets, GP Corp shall take all actions required to comply with the terms of any Purchased Asset (including promptly paying, performing or discharging any liabilities or obligations with respect to any Purchased Asset arising after the Effective Date).

4.4          Further Assurances. Following the Closing, each of the parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder (including (a) transferring back to MAST any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, which such asset or liability was transferred to GP Corp at the Closing, and (b) transferring to GP Corp any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability which was not transferred to GP Corp at the Closing).  Without limiting the generality of the foregoing, GP Corp and MAST shall, and shall cause their respective Affiliates to, use their respective reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to transfer all rights and obligations under any and all Assigned Contracts, permits, certificates, approvals, authorizations or other rights that constitute Purchased Assets or obligations or liabilities that constitute Assumed Liabilities.

5.             MISCELLANEOUS

5.1          Survival. Each of the representations, warranties, covenants and agreements contained herein (or any certificate delivered pursuant hereto) shall survive the Closing indefinitely (or, in each case, until the final resolution of any claim or action arising from the breach of any such representations or warranties or the breach or non-fulfillment of any such covenants or agreements, if written notice of such breach or non-fulfillment was delivered prior to the end of such survival period.

5.2          Expenses. Except as otherwise expressly provided herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs, fees or expenses.

5.3          Notices.  All notices and other communications hereunder will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt) or (b) when received by the addressee if sent by an internationally recognized courier service, such as DHL.  Such communications must be sent to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5.3):

If to MAST:          MAST Capital Management, LLC

200 Clarendon Street, 51st Floor

Boston, MA 02116

Attention: General Counsel

If to GP Corp:                   GECC GP Corp.

200 Clarendon Street, 51st Floor

Boston, MA 02116

Attention: General Counsel

If to GECM:                           Great Elm Capital Management, Inc.

200 Clarendon Street, 51st Floor

Boston, MA 02116

Attention: General Counsel

5.4          Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

5.5          Severability. Any term or provision hereof that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares any term or provision hereof invalid, void or unenforceable, the court or other authority making such determination will have the power to and will, subject to the discretion of such body, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.6          Entire Agreement.  This Agreement and the Ancillary Agreements constitute the sole and entire agreement of the parties hereto with respect to the subject matter contained herein and therein and supersede all prior and contemporaneous agreements, negotiations, arrangements, representations and understandings, written, oral or otherwise, between such parties with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and the Ancillary Agreements, the Annexes, the Exhibits and Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter), the statements in the body of this Agreement will control.

5.7          Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  No party hereto may assign, delegate or otherwise transfer this Agreement or any rights or obligations under this Agreement in whole or in part (whether by operation of law or otherwise), without the prior written content of the other parties hereto.  Subject to the foregoing, no assignment shall relieve the assigning party of any liability or obligation hereunder.  Any assignment in violation of this Section 6.7 will be null and void.

5.8          No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.9          Amendment and Modification. The parties hereto may (a) extend the time for the performance of obligations or other acts of another party hereunder, (b) waive any inaccuracies in the representations or warranties of another party herein, (c) waive compliance by another party with any of the agreements or covenants herein or (d) amend, modify or supplement this Agreement.  Any agreement on the part of a party hereto to any such extension or waiver will be valid only if in an instrument in writing signed by an authorized representative of such party.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

5.10        Waiver. No waiver by any party hereto of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party hereto shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise or assert, or delay in exercising or asserting, any right, remedy, power or privilege arising from this Agreement will impair such right, remedy, power or privilege or be construed as a waiver thereof, an acquiescence therein or creating an estoppel with respect thereto, nor will any single or partial exercise or assertion of any right, remedy, power or privilege hereunder preclude any other or further exercise or assertion thereof or the exercise or assertion of any other right, remedy, power or privilege.  All rights and remedies under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

5.11        Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made in and wholly to be performed in the State of Delaware.

5.12        Exclusive Forum

(a)           Any dispute under this Agreement or any Ancillary Agreement shall be exclusively resolved through binding arbitration in Boston in accordance with conducted in accordance with the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures as then in effect (including rules 16.1 and 16.2 or their successors), as modified herein.  Each party shall nominate within ten days of filing of the notice of arbitration a JAMS arbitrator and such JAMS arbitrators shall select within seven days a third JAMS Arbitrator who shall be the sole Arbitrator to resolve such dispute (the “Arbitrator”). The failure of a party to appoint an arbitrator within the time prescribed shall be deemed equivalent to appointing the arbitrator appointed by the other party as the Arbitrator.

(b)           Within ten days following the selection of the Arbitrator, each party shall submit to the Arbitrator such party’s proposed order resolving all matters (including cross claims) that are or could be included in the arbitration (a “Settlement Proposal”).  The sole finding by the Arbitrator shall be to select which of the Settlement Proposals most closely approximates the Arbitrator’s own determination of the proper resolution in total of all matters (including cross claims). The Arbitrator shall have no right to propose a middle ground or any modification of either of the two Settlement Proposals. The Settlement Proposal chosen by the Arbitrator as that mostly closely approximating the Arbitrator’s own determination of the proper audit dispute settlement amount shall constitute the decision of the Arbitrator and shall be final and binding upon the parties. The Arbitrator shall not be required to provide a reasoned opinion for his or her adoption of such party’s opinion, but the Arbitrator’s determination shall be based on which party’s position in the aggregate most closely approaches the correct interpretation of this Agreement, the law and the facts.

(c)           Any award issued by the Arbitrator may be reduced to a judgment and entered in a court of competent jurisdiction.  The party whose settlement proposal is selected by the Arbitrator shall be entitled to reimbursement of all costs, attorneys’ fees and other expenses associated with resolution of the dispute.

(d)           The arbitration shall be governed by the Rules of Civil Procedure and the Rules of Evidence as applicable in the Court of Chancery of the State of Delaware when such court is hearing matters solely involving Delaware law.  Where such rules confer on the court discretion in granting waivers or extending time for performance, the Arbitrator may not grant such waiver or make such extension without the consent of all parties to the arbitration.  Where such rules confer on the court discretion in granting waivers or extending time for performance, the Arbitrator may not grant such waiver or make such extension without the consent of all parties to the arbitration.  Except as required by law, neither any Party nor the Arbitrator may disclose the existence, content or results of the arbitration.

(e)           In any arbitration arising out of or related to this Agreement, requests for documents: (i) shall be limited to documents which are directly relevant to significant issues in the case or to the case’s outcome; (ii) shall be restricted in terms of time frame, subject matter and persons or entities to which the requests pertain; and (iii) shall not include broad phraseology such as “all documents directly or indirectly related to.

(f)            In any arbitration arising out of or related to this Agreement (i) there shall be production of electronic documents only from sources used in the ordinary course of business. Absent a showing of compelling need, no such documents are required to be produced from backup servers, tapes or other media, (ii) absent a showing of compelling need, the production of electronic documents shall normally be made on the basis of generally available technology in a searchable format which is usable by the party receiving the e-documents and convenient and economical for the producing party. Absent a showing of compelling need, the parties need not produce metadata, with the exception of header fields for email correspondence; (iii) the description of custodians from whom electronic documents may be collected shall be narrowly tailored to include only those individuals whose electronic documents may reasonably be expected to contain evidence that is material to the dispute; and (iv) where the costs and burdens of e-discovery are disproportionate to the nature of the dispute or to the amount in controversy, or to the relevance of the materials requested, the Arbitrator shall deny such requests. In any arbitration arising out of or related to this Agreement, there shall be no interrogatories or requests to admit. In any arbitration arising out of or related to this Agreement, each side may take two discovery depositions. Each side’s depositions are to consume no more than a total of fifteen hours. There are to be no speaking objections at the depositions, except to preserve privilege. The total period for the taking of depositions shall not exceed four weeks. Any party wishing to make a dispositive motion shall first submit a brief letter (not exceeding five pages) explaining why the motion has merit and why it would speed the proceeding and make it more cost-effective. The other side shall have a brief period within which to respond. Based on the letters, the Arbitrator will decide whether to proceed with more comprehensive briefing and argument on the proposed motion.  If the Arbitrator decides to go forward with the motion, he/she will place page limits on the briefs and set an accelerated schedule for the disposition of the motion. The pendency of such a motion will not serve to stay any aspect of the arbitration or adjourn any pending deadlines.

(g)           The following time limits are to apply to any arbitration arising out of or related to this Agreement: Discovery is to be completed within 45 days of the service of the arbitration demand, (b) the evidentiary hearing on the merits (“Hearing”) is to commence within 60 days of the service of the arbitration demand. At the Hearing, each side is to be allotted 1 day for presentation of direct evidence and for cross examination. The award shall be rendered within 45 days of the close of the Hearing or within 45 days of service of post-hearing briefs if the Arbitrator directs the service of such briefs. Failure to meet any of the foregoing deadlines will not render the award invalid, unenforceable or subject to being vacated. The Arbitrator, however, may impose appropriate sanctions and draw appropriate adverse inferences against the party primarily responsible for the failure to meet any such deadlines.

(h)           The Arbitrator must agree to abide by this Section 5.12 before accepting appointment.

(i)            Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

(j)            The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled, in addition to any other remedies available at law or in equity or otherwise, to seek specific performance of the terms hereof.

5.13        Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by electronic copy or otherwise), each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement and will become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.  Each party need not sign the same counterpart.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

5.14        Construction and Interpretation. When a reference is made in this Agreement to a section or article, such reference will be to a section or article of this Agreement, unless otherwise clearly indicated to the contrary. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation”. The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The plural of any defined term will have a meaning correlative to such defined term and words denoting any gender will include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning. A reference to any legislation or to any provision of any legislation will include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation. If any ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. No prior draft of this Agreement will be used in the interpretation or construction of this Agreement. The parties hereto intend that each provision of this Agreement will be given full separate and independent effect.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties hereto intend that, except as expressly provided herein, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). Article and section references are references to the articles and sections of this Agreement, unless otherwise specified. References to documents includes electronic communications. If there is any conflict, inconsistency or the like between this Agreement and any Ancillary Agreement, the applicable Ancillary Agreement shall control. No best evidence rule objection may be entered with respect to an electronic counterpart hereof.

5.15        Definitions.  For purposes of and as used in this Agreement, the following capitalized terms have the following meanings:

(a)           “Ancillary Agreements” means, collectively, the Cost Sharing Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Revenue Sharing Agreement, and the Senior Unsecured Notes.

(b)           “Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person.  As used herein, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

(c)           “Assignment and Assumption Agreement” means an assignment and assumption agreement substantially in the form set forth in Exhibit A hereto, with such changes as are necessary to reflect the Transactions.

(d)           “Assumed Leases” means, collectively, (i) the real property leases listed in Section 5.15(d)(i) of the Disclosure Letter, and (ii) the personal property leases listed in Section 5.15(d)(ii) of the Disclosure Letter.

(e)           “Assumed Liabilities” means, collectively, the liabilities and obligations arising after the Effective Date under the Assumed Leases and the Assigned Contracts, whether or not any such liability or obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in MAST’s Business Records or financial statements, including Employment-Related Liabilities which have accrued or otherwise relate to periods occurring after the Effective Date and a pro-rated (based on time) portion of Employment-Related Liabilities that includes both a period before the Effective Date and a period after the Effective Date.

(f)            “Benefit Plan” means each Pension Plan, Welfare Plan and employment, compensation, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock appreciation right, stock purchase, phantom stock or other equity compensation, performance, retirement, thrift, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, tuition reimbursement, outplacement, fringe benefit, vacation, sabbatical, sick leave, severance, or retention, termination, change in control, redundancy policy, workers’ compensation, retirement, cafeteria, disability, death benefit, hospitalization, medical, dental, life insurance, accident benefit, welfare benefit or other plan, program, agreement or arrangement, in each case maintained or contributed to, or required to be maintained or contributed to, by MAST or its Subsidiaries or any ERISA Affiliate, or any plan covering non-United States employees or former employees which if maintained or administered in or otherwise subject to the laws of the United States would be described in this paragraph, in each case for the benefit of any Business Employee.

(g)           “Bill of Sale” means a bill of sale substantially in the form set forth in Exhibit B hereto, with such changes as are necessary to reflect the Transactions.

(h)           “Business Day” means a day that is not (i) a Saturday, a Sunday or a statutory or civic holiday in the City of New York, (ii) a day on which banking institutions are required by Law to be closed in the City of New York.

(i)            “Business Records” means all books, records, ledgers, tangible data, disks, tapes, other media-storing data and files or other similar information whether in hardcopy or computer format and whether stored in network facilities or otherwise, in each case to the extent used or held for use primarily in the operation or conduct of MAST’s business, but excluding portions of such items to the extent (i) they are included in, or primarily related to, any Excluded Assets or Excluded Liabilities, or (ii) any applicable Law prohibits the transfer of such information.

(j)            “Contracts” means all contracts, licenses, purchase orders, agreements, arrangements or understandings (whether legally enforceable or subject to defenses), leases and subleases, including all amendments, restatements or supplements thereto.

(k)           “Employment-Related Liabilities” means any liability or obligation relating to or arising out of the employment or the termination of employment by MAST or its Affiliates of any current employee or consultant of MAST or its Affiliates (including members of the Team), including any and all liabilities or obligations relating to wages, remuneration, compensation, carried interest, management or incentive fee participation, profit sharing, unreimbursed expenses, benefits, severance, pensions, sabbatical, vacation, personal days, floating holidays or other paid-time-off, working time related benefits, time savings accounts, end of career indemnities, social security and related costs.

(l)            “Encumbrance” means any lien, encumbrance, claim, charge, security interest, mortgage, pledge, easement, encroachment, building or use restriction, capital lease, conditional sale or other title retention agreement, covenant or other similar restriction, adverse claims of ownership or use, or other similar restriction or Third Party right.

(m)          “Environmental Law” means any Law that governs the existence of or provides a remedy for release of Hazardous Substances, the protection of persons, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances.

(n)           “ERISA” means the Employee Retirement Income Security Act of 1974.

(o)           “ERISA Affiliate” means each Subsidiary and any other Person that, together with MAST is (or at the relevant time was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

(p)           “Excluded Liabilities” means, collectively, any liabilities or obligations of MAST or any of its Affiliates, whether direct or indirect, known or unknown, absolute or contingent, except for the Assumed Liabilities.  For the avoidance of doubt, the parties hereto agree that the Excluded Liabilities include any and all of the following liabilities or obligations, whether or not any such liability or obligation has a value for accounting purpose or is carried or reflected on or specifically referred to in MAST’s Business Records or financial statements: (i) any liability or obligation that arises from, or in connection with, the operation or the conduct of the ownership of the Purchased Assets on or prior to the Effective Date; (ii) any Excluded Taxes; (iii) any Environmental Liabilities; (iv) any liability or obligation arising out of or related to any Excluded Asset; (v) any trade payable that arises from, or in connection with, the operation or the ownership of the Purchased Assets on or prior to the Effective Date; (vi) any indebtedness for borrowed money or guarantees thereof of MAST or its Affiliates or intercompany obligations of MAST or its Affiliates; (vii)    any liability or obligation to any partner or shareholder in any investment vehicle managed or advised by MAST or its Affiliates; (viii) (A) Employment-Related Liabilities which have accrued or otherwise relate to periods occurring prior to and including the Effective Date or that relate on a prorated basis to a period occurring prior to and including the Effective Date; (B) any employee’s or former employee’s or his/her dependents’ rights or obligations under any fringe benefit of employment with MAST, including any Benefit Plan; (C) any retention payments owed to any current employee or former employee of MAST or its Affiliates (including members of the Team) pursuant to arrangements entered into on or prior to the Effective Date by MAST or its Affiliates; and (D) the employment or the termination of employment (whether before, on or after Closing) or the transfer by operation of Law, in each case as a result of the transactions contemplated by this Agreement, of any Person who is not a member of the Team but who claims or is deemed to transfer to GECM by operation of Law, including losses, liabilities or obligations arising from, or connected with, any Employment-Related Liabilities; (ix) any liability and obligation which arises out of or relates to any breach, default or violation by MAST or its Affiliates of any Assumed Lease or any Assigned Contract occurring on or prior to the Effective Date; and (x) any liability or obligation in connection with or relating to any actions, suits, claims, causes of action or proceedings against MAST or any of its Affiliates regarding or relating to (A) the operation or conduct of MAST’s business or (B) the ownership of the Purchased Assets, in either case on or before the Effective Date.

(q)           “Excluded Tax” means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, with respect to (i) any Taxes of MAST or its Affiliates (including any liability of MAST or its Affiliates for the Taxes of any other Person (other than GP Corp or its Affiliates) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law)), as a transferee or successor, by contract or otherwise, (ii) any Taxes relating to, pertaining to, or arising out of, the Purchased Assets for any Pre-Closing Tax Period, including all interest, penalties or other amounts with respect thereto accruing in Post-Closing Tax Periods, and (iii) any Taxes required by Law to be paid by MAST or any of its Subsidiaries (or withheld from MAST by GP Corp) as a result of the sale of Purchased Assets in any jurisdiction (including any mandatory withholding Taxes) other than (x) any Transfer Taxes to be paid by GP Corp under Section 8.03 and (y) any Taxes to the extent deducted and withheld by GP Corp at the Closing pursuant to Section 8.03.

(r)           “Fixtures and Supplies” means all fixtures, improvements, furniture, furnishings, equipment, machinery, tools, Office Equipment, supplies, vehicles, and other tangible personal property owned by MAST which are located on the Transferred Premises, and all warranties and guarantees, if any, express or implied, with respect to any of the foregoing, but excluding any such items primarily related to Excluded Assets or Excluded Liabilities.

(s)            “Goodwill” means the goodwill of MAST’s historical business connected with the use of the Purchased Assets or the Operating Assets, as the context dictates, including MAST’s historical investment performance, personal and ongoing business relationships, trade secrets and knowledge in connection with MAST’s business, the Team-Related Know-how and other Information relating thereto and the right to employ the Team, other than the goodwill connected with the use of and symbolized by any trademarks and service marks.

(t)            “Governmental Body” means any legislative, executive or judicial unit of any governmental entity (supranational, national, federal, provincial, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

(u)           “Hazardous Substance” means (i) any hazardous, toxic or dangerous waste, substance or material, (ii) asbestos or PCBs and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Body.

(v)           “Information” means any and all documented and undocumented information (excluding patents), including any technical information, trade secrets and other confidential information, data and drawings of whatever kind in whatever medium, specifications, techniques, know-how, network configurations and architectures, APIs, subroutines, techniques, user interfaces, URLs works of authorship, algorithms, formulae, protocols, schematics, compositions, processes, designs, bills of material, sketches, photographs, graphs, drawings, samples, non-patented inventions, discoveries, developments and ideas, build instructions, Software (in any form, including source code and executable or object code), build scripts, test scripts, databases and data collections, past and current manufacturing and distribution methods and processes, tooling requirements, current and anticipated customer requirements, price lists, part lists, customer lists, market studies, business plans, database technologies, systems, structures, architectures, improvements, devices, concepts, methods and information, however documented and whether or not embodied in any tangible form, and any and all notes, analysis, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, and including all tangible embodiments of any of the foregoing.

(w)          “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations, and works of authorship, whether or not copyrightable; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) websites and internet domain name registrations; and (vi) all other intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing.

(x)           “Law” means any supranational, national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any country.

(y)           “Material Adverse Effect” means, with respect to any Person, any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, financial condition or assets of the business of such Person, taken as a whole, or (b) the ability of such Person to consummate the Transactions; provided that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the business of such Person operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the consent of or at the request of the other party to the Transactions; (vi) any changes in applicable Laws or accounting rules or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the Transactions, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the such Person and its business; or (viii) any natural or man-made disaster or acts of God.

(z)           “Office Equipment” means all office equipment, whether or owned or leased, including computer hardware, telephone equipment, mobile phones, internet switches and routers.

(aa)         “Operating Assets” means those Fixtures and Supplies included in the Purchased Assets which constitute the infrastructure to support the Team set forth or described in Section 10.16(dd) of the Disclosure Letter.

(bb)         “Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

(cc)         “Property Tax” means any real property Tax, personal property Tax and similar ad valorem obligations.

(dd)         “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, heuristics models and methodologies, whether in source code or object code, (ii) testing, validation, verification and quality assurance materials, (iii) databases, conversion, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iv) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (v) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, (vi) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing and (vii) all documentation, including user manuals, web materials, and architectural and design specifications and training materials, relating to any of the foregoing.

(ee)         “Straddle Period” means any Tax period that begins on or before and ends after the Effective Date.

(ff)          “Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors (or similar body) of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.

(gg)         “Tax” means a tax of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, whether federal, state, local or foreign, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, registration, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, real property, personal property, alternative, add-on minimum, escheat or estimated tax or other tax, including any interest, penalties or additions to tax with respect thereto, whether disputed or not, imposed upon any Person by any taxing or social security authority or other Governmental Body under applicable Law.

(hh)         “Team-Related Know-how” means any Information associated with any member of the Team.

(ii)           “Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

(jj)           “Transfer Tax” means any sales, use, stamp, registration, documentary, filing, recording, transfer, value added or similar fees or Taxes (including all applicable real estate transfer Taxes).

The parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MAST CAPITAL MANAGEMENT, LLC

By:	/s/ David J. Steinberg
Name:	David J. Steinberg
Title:	Managing Member

GECC GP CORP.

By:	/s/ Peter A. Reed
Name:	Peter A. Reed
Title:	President

Exhibit A

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”), effective as of November 3, 2016 (the “Effective Date”), is by and between MAST Capital Management, LLC, a Delaware limited liability company (“Seller”), and GECC GP Corp., a Delaware corporation (“Buyer”).

WHEREAS, Seller and Buyer have entered into a certain Asset Purchase Agreement, dated as of November 3, 2016 (the “Purchase Agreement”), pursuant to which, among other things, Seller has agreed to assign all of its rights, title and interests in, and Buyer has agreed to assume all of Seller’s duties and obligations under, the Assigned Contracts and the other Purchased Assets.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.                                      Definitions. All capitalized terms used in this Agreement but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

2.                                      Assignment and Assumption. Seller hereby sells, assigns, grants, conveys and transfers to Buyer all of Seller’s right, title and interest in and to the Assigned Contracts and the other Purchased Assets.  Buyer hereby accepts such assignment and assumes all of Seller’s duties and obligations under the Assigned Contracts and the other Purchased Assets, including, without limitation, the Assumed Liabilities, and agrees to pay, perform and discharge, as and when due, all of the obligations of Seller under the Assigned Contracts and the other Purchased Assets (including, without limitation, the Assumed Liabilities) accruing after the Effective Date.

3.                                      Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Assigned Contracts and the other Purchased Assets are incorporated herein by this reference.  The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein.  In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4.                                      Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

5.                                      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

The parties hereto have executed this Agreement to be effective as of the date first above written.

MAST CAPITAL MANAGEMENT, LLC

By:
Name:
Title:

GECC GP CORP.

By:
Name:
Title: